Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
The Board of Directors
Ollie’s Bargain Outlet Holdings, Inc.:
We consent to the incorporation by reference in the registration statement (No. 333‑205685) on Form S‑8 and the registration statement (No. 333‑213514) on Form S‑3 of Ollie’s Bargain Outlet Holdings, Inc. of our reports dated March 25, 2020, with respect to the consolidated balance sheets of Ollie’s Bargain Outlet Holdings, Inc. and subsidiaries as of February 1, 2020 and February 2, 2019, and the related consolidated statements of income, stockholders’ equity, and cash flows for each of the fiscal years in the three‑year period ended February 1, 2020, and the related notes and financial statement schedule I - condensed financial information of registrant (collectively, the consolidated financial statements), and the effectiveness of internal control over financial reporting as of February 1, 2020, which reports appear in the February 1, 2020 annual report on Form 10‑K of Ollie’s Bargain Outlet Holdings, Inc.  Our report on the consolidated financial statements refers to changes in the accounting for revenue and leases.
Philadelphia, Pennsylvania
March 25, 2020